Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL CLOSES ITS PREVIOUSLY ANNOUNCED

SALE OF ALASKA ASSETS

DENVER, COLORADO – August 27, 2007 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) announced today that it has closed its previously announced transaction to sell 100% of its Alaska assets, which includes its wholly-owned subsidiary, Forest Alaska Operating LLC (FAO), to Pacific Energy Resources Ltd. (TSX:PFE) (Pacific).

Under the terms of the agreement, Forest received the following consideration:

•                  Cash of $268 million that repaid the full balance of the FAO term loans

•                  Cash of $132 million paid to Forest

•                  10 million shares of Pacific common stock, and

•                  A $60.75 million zero coupon Senior Subordinated Note from Pacific due 2014

H. Craig Clark, President and CEO, stated, “The close of this transaction marks a key strategic event for Forest. The producing assets of the company are now entirely onshore North America and focused primarily on repeatable plays in tight-gas sands and long-lived oil. Additionally, with the sale of these assets, Forest has reduced the leverage on its balance sheet, having pro forma net debt of approximately $1.7 billion and pro forma liquidity, with its current borrowing base, of $1.1 billion at June 30, 2007. Forest is well on its way to achieving its stated target of $500 to $600 million of divestitures by the end of 2007. Given the state of affairs in the credit markets, we believe our financial flexibility favorably positions us in the marketplace.

We want to thank our Alaska employees for their efforts and their contributions to the sale process. We also want to thank Pacific for effectively working with us on the transaction.”

NON-GAAP FINANCIAL MEASURES

Forest presents pro forma net debt as of June 30, 2007, which consists of principal amount of debt less cash and cash equivalents on hand at the end of the period less cash proceeds received from the sale of its Alaska assets. Management uses this measure to assess Forest’s indebtedness, based on actual principal amounts owed and cash on hand. Forest’s pro forma liquidity as of June 30, 2007 of $1.1 billion is calculated using Forest’s current borrowing base of

$1.4 billion less amounts outstanding under its credit facilities, after deducting the proceeds from the sale of its Alaska assets, of $.3 billion. The following table sets forth the components of pro forma net debt as of June 30, 2007 (in millions):

	June 30, 2007	Cash Proceeds from Alaska Sale (1)	Pro Forma June 30, 2007

Credit facilities	$432	(127)	305
Term loan facilities	264	(264)	—
8% Senior notes due 2008	265	—	265
8% Senior notes due 2011	285	—	285
7% Senior subordinated notes due 2013	6	—	6
7 3/4% Senior notes due 2014	150	—	150
7 1/4% Senior notes due 2019	750	—	750
Total debt	2,152	(391)	1,761

Cash and cash equivalents	16	—	16

Net debt	$2,136	(391)	1,745

(1)          Total cash proceeds of $400 million were realized in the transaction; however, $5 million was already on deposit with Forest as of June 30, 2007 and $4 million was used to pay the put premium associated with the term loan facilities.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2006 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas,

Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

August 27, 2007